Exhibit 99.1

GlobalSantaFe Corporation	15375 Memorial Drive	Houston, Texas 77079	Tel 281.925.6000	Fax 281.925.6450

GlobalSantaFe Announces First-Quarter 2005 Results

Net Income improves 477%

Houston, May 5, 2005 — Worldwide oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today reported net income for the quarter ended March 31, 2005, of $50.2 million, or $0.21 per diluted share, on revenues of $488.6 million, as compared to net income of $8.7 million, or $0.04 per diluted share, on revenues of $380.0 million for the same quarter in 2004. Net income for the first quarter of 2004 included income from discontinued operations of $4.6 million or $0.02 per diluted share relating to the company’s land drilling operations which were sold in May, 2004.

Jon Marshall, GlobalSantaFe President and Chief Executive Officer said, “Our first-quarter results reflect improving conditions in substantially every market we serve as well as a return to more normal operating income margins for our drilling management services segment. A highlight in the first quarter was the completion of our four-year newbuild program with the delivery of our two ultra-deepwater semisubmersible drilling rigs, the GSF Development Driller I and GSF Development Driller II, which will expand our ultra-deepwater capabilities and generate substantial income when they commence multi-year contracts in July. With the addition of these two rigs and increasing dayrates throughout our fleet, we expect to see earnings acceleration in the second half of the year, continuing into 2006. “

First Quarter Analysis

The improvement in net income for the first quarter of 2005 primarily reflects an increase in contract drilling operating income to $55.2 million from $15.9 million in the same quarter of the previous year. In addition to the contributions of the recently constructed GSF Constellation I and II, operating income from the contract drilling segment benefited from higher rig utilization and dayrates, partially offset by higher repair and maintenance expenses. Average rig utilization and average revenues per day for the first quarter of 2005 increased to 91% and $68,400 respectively from 82% and $60,100 respectively in the same quarter of the previous year.

For the first quarter of 2005, our drilling management services and oil and gas segments reported combined operating income of $16.0 million, up from $7.9 million in the same period of 2004. The higher combined operating income primarily reflects improved average margins on 26 turnkey projects and higher oil production following the initiation of production from the Broom Field in the North Sea in August 2004.

About GlobalSantaFe

GlobalSantaFe is a leading worldwide offshore oil and gas drilling contractor offering a full range of equipment and drilling management services. The company’s diverse and technologically advanced fleet of 59 offshore rigs includes premium and heavy-duty, harsh-environment jackups, semisubmersibles, and dynamically positioned ultra-deepwater drillships. The company also operates two semisubmersibles owned by others. GlobalSantaFe is the world’s leading provider of turnkey drilling and drilling management services. More information can be found at http://www.globalsantafe.com.

Conference Call

GlobalSantaFe will hold a publicly accessible analyst conference call to discuss its first quarter 2005 financial results. The call will begin at 10 a.m. Central Daylight Time (CDT) (11 a.m. Eastern Daylight Time) on Thursday, May 5, 2005. Interested parties may listen to the call over the Internet or by telephone. To participate on the live call, dial (719) 457-2679, or go to the GlobalSantaFe Web site (http://www.globalsantafe.com) at least 15 minutes early to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available starting at 1:00 p.m. CDT by dialing 719-457-0820 (reference confirmation code 895493) or through GlobalSantaFe’s Web site (http://www.globalsantafe.com) until 12:00 a.m. CDT on May 12, 2005.

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interest of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements in this news release include our statements that:

(a) with the addition of the GSF Development Driller I and the GSF Development Driller II and increasing dayrates throughout our fleet, we expect to see earnings acceleration in the second half of the year, continuing into 2006; and

(b) other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release and are based on available industry, financial and economic data and our operating and financing plans as of that date. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to: (a) changes in foreign and domestic oil and gas exploration and production activity; (b) competition; (c) casualty losses; (d) the entry into the market of rigs currently under construction; and (e) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information

Investors: Richard Hoffman Tel: 281-925-6441	Media Julie Tushingham Tel: 281-925-6443 Cell: 713-417-4763